Exhibit 99.1

CONTACTS:
Investors: Kathy Donovan Liberty Tax, Inc. Vice President, Chief Financial Officer (757) 493-8855 investorrelations@libtax.com	Media: Martha O’Gorman Liberty Tax, Inc. Chief Marketing Officer (757) 301-8022 martha@libtax.com

Liberty Tax Service Announces Fiscal 2016 First Quarter Results

Virginia Beach, Va. (August 28, 2015) – Liberty Tax, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, today reported results for the first quarter ended July 31, 2015.

“I am pleased with our sales efforts thus far, the progress we are making to expand our office count, and our ability to engage closely with our franchisees and area developers to improve return counts in existing offices,” said John Hewitt, CEO.  “We have developed several new pilot programs and continue to see progress and expansion with our SiempreTax brand.”

As a seasonal business, the Company typically reports a loss in the first quarter when revenues are low and costs are ramping up to drive growth in the following tax season. The Company reported a net loss for the fiscal first quarter ended July 31, 2015, of $8.5 million, or $0.67 per share, which was unchanged from prior year. The Company reported an adjusted non-GAAP net loss of $0.65 per share, also in line with the prior year.

($ in millions except per share data)	GAAP			Non - GAAP*
	Q1 2016	Q1 2015	Change	Q1 2016	Q1 2015	Change
Revenue	$7.5	$7.8	-4.0%	$7.5	$7.8	-4.0%
Operating expenses	21.4	21.9	-2.1%	21.0	21.4	-1.8%
Loss before taxes	(14.3)	(14.3)	-0.2%	(13.9)	(13.8)	0.3%
Net Loss	(8.5)	(8.6)	-1.2%	(8.3)	(8.4)	-0.8%
Basic and Diluted EPS	(0.67)	(0.67)	0.0%	(0.65)	(0.65)	0.0%

*See reconciliation of non-GAAP to GAAP measures in Table D

Income Statement
Revenues for the three months ended July 31, 2015 decreased to $7.5 million from $7.8 million in the prior year period. Revenue from Area Developer (“AD”) fees declined $0.2 million because revenue from some prior year sales has now been fully recognized over the ten year life of the related agreements.

Balance Sheet
The Company had a cash balance of $4.4 million at July 31, 2015. The Company has drawn $16.6 million on its revolving credit facility as of July 31, 2015 compared to $13.8 million at the prior year’s quarter end. During the first quarter we typically draw on this facility to provide for cash used in operations and for operating loans to franchisees.

Operational Results
During the first quarter of fiscal 2016, the Company sold 37 new U.S. and Canadian territories, compared to 30 new territories during the prior year period. In order to project total office count, other factors, including the opening of previously sold territories and terminations, must be considered as well. The Company expects the total office count to increase over last year.

Dividend
On August 27, 2015, the Board of Directors approved a quarterly dividend to shareholders of $0.16 per share. The dividend will be paid on October 22, 2015 to holders of record of common stock and common stock equivalents on the close of business on October 15, 2015.

Conference Call
At 8:30 a.m. Eastern time on August 28, 2015, the Company will host a conference call for analysts, institutional investors and stockholders.  To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S.	855-611-0856
International	518-444-5569
Conference ID Code:	4280497

The call will also be webcast in a listen-only format.  The link to the webcast can be accessed on the Company’s investor relations website at www.libertytax.com, under the “About” tab.

A telephonic replay of the call will be available beginning shortly after the call continuing until Friday, September 4, 2015, by dialing 855-859-2056 (domestic) or 404-537-3406 (international).  The conference ID code is 4280497.  A replay of the webcast will also be available at the site listed above beginning shortly after its conclusion.

About Liberty Tax, Inc.
Founded in 1997 by CEO John T. Hewitt, Liberty Tax, Inc., is the parent company of Liberty Tax Service. Liberty Tax is the fastest-growing tax preparation franchise and has prepared almost 20 million individual income tax returns in more than 4,300 offices and online. Liberty Tax’s online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of approximately 35,000 seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor for many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with U.S. generally accepted accounting principles, please see the section of the accompanying Table D titled “Non-GAAP Financial Information.”

Forward Looking Statements
In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding future growth.  These forward-looking statements, as well as Company guidance, are based upon the Company's current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company's actual results could differ materially from these statements. These risks and uncertainties relate to, among other things; uncertainties regarding the Company's ability to attract and retain clients; the ability to continue to pay a quarterly dividend; the effect of health care reform and immigration reform on tax preparation-related revenue; the impact of the launch of a new franchise brand; uncertainties regarding the Company’s ability to meet its prepared returns targets; competitive factors; the Company's effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the U.S. Securities and Exchange Commission.  The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Table A
Liberty Tax, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands

	July 31,	April 30,	July 31,
	2015	2015	2014
Current assets:	(Unaudited)		(Unaudited)
Cash and cash equivalents	$4,418	$21,387	$8,649
Current receivables, net	64,400	65,927	59,308
Assets held for sale	6,357	5,160	5,425
Income taxes receivable	7,901	-	10,946
Deferred income tax asset	6,773	6,921	3,636
Other current assets	2,552	6,470	3,058
Total current assets	92,401	105,865	91,022

Property, equipment, and software, net	37,937	36,232	38,866
Notes receivable, non-current, net	21,146	20,753	15,575
Goodwill	3,283	3,377	3,009
Other intangible assets, net	13,339	14,672	12,786
Other assets	3,220	3,247	2,207
Total assets	$171,326	$184,146	$163,465

Current liabilities:
Current installments of long-term debt	$1,958	$3,934	$3,042
Accounts payable and accrued expenses	16,819	17,321	8,963
Due to ADs	9,403	24,340	9,207
Income taxes payable	187	2,147	-
Deferred revenue - current	5,585	6,076	6,796
Total current liabilities	33,952	53,818	28,008

Long-term debt, excluding current installments	20,858	21,463	21,103
Revolving credit facility	16,556	-	13,822
Deferred revenue - non-current	8,964	7,640	8,097
Deferred income tax liability	3,673	2,363	4,657
Total liabilities	84,003	85,284	75,687

Stockholders' equity:
Special voting preferred stock, $0.01 par value per share	-	-	-
Class A common stock, $0.01 par value per share	119	119	118
Class B common stock, $0.01 par value per share	9	9	9
Exchangeable shares, $0.01 par value per share	10	10	10
Additional paid-in capital	4,049	4,082	6,590
Accumulated other comprehensive income (loss), net of taxes	(1,455)	(697)	184
Retained earnings	84,591	95,339	80,867
Total stockholders' equity	87,323	98,862	87,778
Total liabilities and stockholders' equity	$171,326	$184,146	$163,465

Table B
Liberty Tax, Inc.
Condensed Consolidated Statement of Operations
Unaudited, amounts in thousands, except per share and share data

	Three months ended July 31,
	2015	2014	$ change	% change
Revenues:
Franchise fees	$608	$704	$(96)	-13.6%
AD fees	1,604	1,825	(221)	-12.1%
Royalties and advertising fees	1,745	1,694	51	3.0%
Financial products	308	457	(149)	-32.6%
Interest income	2,006	2,194	(188)	-8.6%
Tax preparation fees, net of discounts	623	515	108	21.0%
Other revenue	629	450	179	39.8%
Total revenues	7,523	7,839	(316)	-4.0%

Operating expenses:
Employee compensation and benefits	8,633	8,415	218	2.6%
Selling, general, and administrative expenses	7,759	7,525	234	3.1%
AD expense	726	741	(15)	-2.0%
Advertising expense	2,609	2,882	(273)	-9.5%
Depreciation, amortization, and impairment charges	1,670	2,299	(629)	-27.4%
Total operating expenses	21,397	21,862	(465)	-2.1%
Loss from operations	(13,874)	(14,023)	149	-1.1%

Other expense:
Foreign currency transaction loss	(25)	(1)	(24)	2400.0%
Interest expense	(401)	(301)	(100)	33.2%
Loss before income taxes	(14,300)	(14,325)	25	-0.2%
Income tax benefit	(5,764)	(5,681)	(83)	1.5%
Net loss	$(8,536)	$(8,644)	$108	-1.2%

Net loss per share of Class A and Class B
common stock
Basic and diluted	$(0.67)	$(0.67)	$-	0.0%

Weighted-average shares outstanding basic and diluted	12,811,621	12,867,273	(55,652)	-0.4%

Table C
Liberty Tax, Inc.
Condensed Consolidated Statements of Cash Flows
Unaudited, amounts in thousands
	Three months ended July 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(8,536)	$(8,644)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	1,701	1,456
Depreciation, amortization, and impairment charges	1,670	2,299
Stock-based compensation expense	465	687
Gain on bargain purchases and sales of Company-owned offices	(117)	(95)
Deferred tax expense	1,458	2,034
Changes in accrued income taxes	(9,860)	(20,622)
Changes in other assets and liabilities	(2,241)	142
Net cash used in operating activities	(15,460)	(22,743)

Cash flows from investing activities:
Issuance of operating loans to franchisees	(12,333)	(8,505)
Payments received on operating loans to franchisees	654	1,325
Purchases of AD rights and Company-owned offices	(336)	(128)
Proceeds from sale of Company-owned offices and AD rights	2,239	643
Purchase of property, equipment, and software	(2,686)	(2,814)
Net cash used in investing activities	(12,462)	(9,479)

Cash flows from financing activities:
Proceeds from the exercise of stock options	279	4,543
Repurchase of common stock	(1,272)	(22,620)
Dividends paid	(2,212)	-
Repayment of amounts due to former ADs	(2,318)	(3,840)
Repayment of other long-term debt	(282)	(641)
Borrowings under revolving credit facility	16,556	13,849
Repayments under revolving credit facility	-	(27)
Tax benefit of stock option exercises	495	3,509
Net cash provided by (used in) financing activities	11,246	(5,227)

Effect of exchange rate changes on cash, net	(293)	18
Net decrease in cash and cash equivalents	(16,969)	(37,431)
Cash and cash equivalents at beginning of period	21,387	46,080
Cash and cash equivalents at end of period	$4,418	$8,649

Table D
Liberty Tax, Inc.
Non-GAAP Financial Information
Unaudited, amounts in thousands, except per share data

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, we believe certain non-GAAP performance measure and ratios used in managing the business may provide additional meaningful comparisons between current year results and prior periods. Reconciliations to GAAP financial measures are provided below. These non-GAAP financial measures should be viewed in addition to , not as an alternative for, our reported GAAP results.

For the three months ended July 31, 2015
			Loss from
	Revenues	Expenses	Operations	EBITDA	Pretax Loss	Net Loss (1)	EPS

As Reported	$7,523	$21,397	$(13,874)	$(12,229)	$(14,300)	$(8,536)	$(0.67)

Adjustments:
Executive severance including stock-based compensation	-	(413)	413	413	413	254	0.02
As Adjusted	$7,523	$20,984	$(13,461)	$(11,816)	$(13,887)	$(8,282)	$(0.65)

Stock-based compensation expense excluding severance related expense	$-	$(373)	$373	$373

For the three months ended July 31, 2014
			Loss from
	Revenues	Expenses	Operations	EBITDA	Pretax Loss	Net Loss	EPS

As Reported	$7,839	$21,862	$(14,023)	$(11,725)	$(14,325)	$(8,644)	$(0.67)

Adjustments:
Executive severance including stock-based compensation	-	(483)	483	483	483	291	0.02
As Adjusted	$7,839	$21,379	$(13,540)	$(11,242)	$(13,842)	$(8,353)	$(0.65)

Stock-based compensation expense excluding severance related expense	$-	$(494)	$494	$494

Three months ended July 31, 2015 compared to three months ended July 31, 2014
As reported year over year:
$ change	$(316)	$(465)	$149	$(504)	$25	$108	$-
% change	-4.0%	-2.1%	-1.1%	4.3%	-0.2%	-1.2%	0%
As adjusted year over year:
$ change	$(316)	$(395)	$79	$(574)	$(45)	$71	$-
% change	-4.0%	-1.8%	-0.6%	5.1%	0.3%	-0.8%	0%

(1) The non-GAAP tax rate of 38.5% used above excludes the income tax effects of the non-GAAP income before tax adjustments described above and is consistent with our average and forecasted rate.